UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 9, 2016

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (IRS Employer Identification No.)

151 Farmington Avenue, Hartford, CT (Address of principal executive offices)		06156 (Zip Code)

Registrant's telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on June 2, 2016, Aetna Inc. (the “Company”) executed a Pricing Agreement (the “Pricing Agreement”) with Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the underwriters named in Schedule I thereto (together, the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $500,000,000 aggregate principal amount of its floating rate senior notes due December 8, 2017 (the “Floating Rate Notes”), $1,000,000,000 aggregate principal amount of its 1.700% senior notes due June 7, 2018 (the “2018 Notes”), $1,650,000,000 aggregate principal amount of its 1.900% senior notes due June 7, 2019 (the “2019 Notes”), $1,850,000,000 aggregate principal amount of its 2.400% senior notes due June 15, 2021 (the “2021 Notes”), $1,300,000,000 aggregate principal amount of its 2.800% senior notes due June 15, 2023 (the “2023 Notes”), $2,800,000,000 aggregate principal amount of its 3.200% senior notes due June 15, 2026 (the “2026 Notes”), $1,500,000,000 aggregate principal amount of its 4.250% senior notes due June 15, 2036 (the “2036 Notes”) and $2,400,000,000 aggregate principal amount of its 4.375% senior notes due June 15, 2046 (the “2046 Notes” and, collectively, the “Senior Notes”). The issuance of the Senior Notes is scheduled to close on June 9, 2016.

On July 2, 2015, the Company entered into a definitive agreement (as it may be amended, the “merger agreement”) to acquire Humana Inc. (“Humana”) in a merger transaction (the “merger”). The Company intends to use the net proceeds of this offering, together with cash on hand at the Company and Humana, and an approximately $3.2 billion term loan that it expects to borrow at the time the merger is completed, to fund the cash portion of the purchase price of the merger. If the merger is not completed, the Company intends to use the net proceeds of the offering of the Floating Rate Notes, the 2018 Notes and the 2023 Notes for general corporate purposes, including the possible payment of a termination fee under the merger agreement and repayment of a portion of the 2019 Notes, the 2021 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes.

Citigroup Global Markets Inc. has served as our financial advisor in connection with the merger. Affiliates of each of the Underwriters have committed to provide bridge financing for the merger in the amount of up to $13.0 billion pursuant to the terms of our 364-day senior unsecured bridge credit agreement dated as of July 30, 2015 (the “Bridge Credit Agreement”), among the Company, the lenders party thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”). As described under Item 1.02 below, the commitments of such affiliates of the Underwriters will be terminated following the closing of the issuance of the Senior Notes.

In connection with the issuance of the Senior Notes, on June 9, 2016, a supplemental indenture of the Company was executed with U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as trustee (the “Trustee”), to establish and designate the Senior Notes and the terms and characteristics of the Senior Notes (the “Supplemental Indenture”). The Supplemental Indenture was executed pursuant to the Senior Indenture dated as of March 2, 2001 between the Company and the Trustee (the “Base Indenture”). The Senior Notes will be issued pursuant to the Base Indenture, as supplemented by the Supplemental Indenture.

The Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report, and the Base Indenture, which was filed as Exhibit 4.2 to the Registration Statement filed on December 1, 2014, are each incorporated by reference herein in response to this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On June 9, 2016, in connection with the closing of the issuance of the Senior Notes, the Company sent a notice of termination to the Administrative Agent under the Bridge Credit Agreement pursuant to which the Bridge Credit Agreement will be terminated effective June 9, 2016. A description of the Bridge Credit Agreement is included under Item 2.03 of the Company’s Current Report on Form 8-K filed on July 31, 2015, which is incorporated by reference in response to this Item 1.02.

Section 8 – Other Events

Item 8.01	Other Events.

A copy of the opinion of Davis Polk & Wardwell LLP, New York counsel to the Company, relating to the legality of the Senior Notes, is filed as Exhibit 5.1 to this Current Report. A copy of the opinion of Drinker Biddle & Reath LLP, special Pennsylvania counsel to the Company, as to certain matters governed by Pennsylvania law, is filed as Exhibit 5.2 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Current Report:

4.1	Supplemental Indenture dated as of June 9, 2016 between Aetna Inc. and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as trustee, establishing and designating the Senior Notes

5.1	Opinion of Davis Polk & Wardwell LLP

5.2	Opinion of Drinker Biddle & Reath LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2016

Aetna Inc.

By:	/s/ Sharon A. Virag
	Name:	Sharon A. Virag
	Title:	Vice President, Controller and Chief Accounting Officer

Exhibit Index

Exhibit Number	Description

4.1	Supplemental Indenture dated as of June 9, 2016 between Aetna Inc. and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as trustee, establishing and designating the Senior Notes

5.1	Opinion of Davis Polk & Wardwell LLP

5.2	Opinion of Drinker Biddle & Reath LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.2)